May 21, 2025

VIA ELECTRONIC MAIL

Balakrishnan Ganesh

Dear Bala:

I am delighted and enthusiastic to offer you the position of Senior Vice President and Chief Technology Officer, with a start date of July 14, 2025. We have been impressed with your abilities and the range of your potential contributions, and we are looking forward to a meaningful collaboration with you.

The details of your initial employment compensation and benefits package are attached. To indicate your acceptance of this offer, please sign and date the enclosed acceptance letter and forward it to me by May 23, 2025.

You are joining Frontdoor at a very exciting stage of our company’s growth. Our success hinges upon the people who make up our organization. We anticipate that your unique skills and capabilities will play an important role in our efforts as we strive to continue to achieve and exceed our goals going forward.

On behalf of the entire team at Frontdoor, welcome aboard!

Kind regards,

/s/ William C. Cobb

William C. Cobb

Chairman and Chief Executive Officer

Frontdoor, Inc.

EXHIBIT “A”

BALA GANESH

SENIOR VICE PRESIDENT AND CHIEF TECHNOLOGY OFFICER

Reporting:	Position to report to the Chief Executive Officer of Frontdoor, Inc. (the “Corporation”)
Base Salary:	US$600,000 per annum
Employment Start Date:	July 14, 2025
Annual Incentive Plan (AIP):

85% of base salary target bonus under the AIP in accordance with the terms of the plan for similarly situated senior management team members. If employment start date is before October 31st of the current plan year, any bonus payable will be pro-rated and paid in accordance with plan guidelines.

Sign-On Equity Grant:

Grant value of US$500,000 under the Corporation’s stock incentive plan, consisting of US$500,000 in restricted stock units (“Sign-On RSUs”). All Sign-On RSUs are subject to an annual vesting schedule over two (2) years in equal installments commencing on his employment start date (the “Grant Date”). Awards are subject to continued employment and shall be governed by the Corporation’s stock incentive plan documents and relevant agreements.

Hiring Equity Grant:

Grant value of US$2,000,000 in the aggregate under the Corporation’s stock incentive plan, consisting of (i) US$1,000,000 in grant value in the form of restricted stock units (“Hiring RSUs”) subject to vesting annually over three (3) years in equal installments commencing on the Grant Date, and (ii) US$1,000,000 in grant value in the form of performance shares (“Hiring PSUs”) subject to the same terms and conditions as the performance shares awarded to similarly situated senior management team members of the Corporation in March 2025, with vesting on the third anniversary of the Grant Date. Awards are subject to continued employment and shall be governed by the Corporation’s stock incentive plan documents and relevant agreements.

Annual Equity Incentive Compensation:	Commencing in calendar year 2026 and each subsequent calendar year thereafter, he shall be eligible to be considered for annual participation in the Corporation’s stock incentive plan, with any awards to be made at the same time as similarly situated senior management team members and with the form and amount of the awards to be determined by the Compensation Committee. Awards are subject to vesting over time and/or company performance as well as continued employment, and shall be governed by the Corporation’s stock incentive plan documents and relevant agreements.

Paid Time Off:	In addition to the Corporation’s recognized holidays, he will be eligible to participate in the Corporation’s flexible time off program, as may be amended from time to time.
Health, Medical and Other Benefits:	Eligible to receive healthcare, medical benefits and other benefits customarily provided to U.S. employees of the Corporation, effective on the first day of the month following start date.
Severance Benefits:

Eligible to receive severance benefits in connection with certain employment termination events (including in connection with a change of control) as set forth in the Corporation’s Executive Severance Policy adopted effective January 1, 2023, as in effect and may be amended from time to time, as well as any additional and/or successor executive severance policies as may be adopted from time to time by the Corporation for similarly situated senior management team members of the Corporation.

Frontdoor Profit Sharing and Retirement Plan:

Eligible to participate in the Corporation’s 401(k) plan. The 401(k) includes a company match equal to 100% of first 1% of employee contributions and 50 cents on the dollar for next 5% of employee contributions. Automatic employee enrollment in the 401(k) plan at 3% contribution rate after thirty 30 days of service. The company match vests after two years of employment; employees are always 100% vested in their own contributions. Ability to increase, decrease or stop contributions are permitted at any time, subject to plan documents.

Travel to Memphis or Other Business Locations:

Regular travel to Memphis or other business locations is expected as business needs require. When traveling for company business the Corporation’s travel and expense policies in effect from time to time will apply.

William Cobb

Chairman and Chief Executive Officer

Frontdoor, Inc.

3400 Players Club Parkway, Suite 300

Memphis, TN 38103

Dear Bill:

This is to confirm my acceptance of the offer of conditional employment presented to me by Frontdoor, Inc. for the position of Senior Vice President and Chief Technology Officer (per the attached offer letter dated May 21, 2025).

I understand the offer of employment is contingent upon my successfully passing a criminal background check, as well as education verification, if applicable. I further understand this offer is contingent upon the completion of a verification of the facts I have provided to you on Frontdoor’s application for employment, if applicable, and for I-9 purposes.

I also understand this employment as Senior Vice President and Chief Technology Officer is contingent on my execution of the Frontdoor Noncompetition, Assignment of Work Product and Confidentiality Agreement and my agreement to utilize Frontdoor’s alternative dispute resolution program We Listen to resolve my work-related disputes/concerns and to arbitrate such disputes if they are not resolved.

My signature below confirms that I understand and agree to the contents of my offer letter (a copy of which I have attached). I understand all employment compensation, including bonus and incentive payments, if applicable, will be subject to applicable withholding tax and payroll deductions. I further understand Frontdoor reserves the right, in its sole discretion and at any time, to revise, modify, suspend or withdraw any compensation, annual bonus or other incentive plans, as to participation level, payout metrics, eligibility, timing or other features of the plans.

I understand this letter does not constitute an employment contract. I understand that my employment with Frontdoor is “at will” and that Frontdoor may terminate my employment at any time, with or without notice. I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

I am pleased to accept the offer with Frontdoor, and I look forward to working with you.

/s/ Balakrishnan Ganesh May 21, 2025

_________________________________ _______________________

Balakrishnan Ganesh Date